UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549


                        SCHEDULE 13G


          Under the Securities Exchange Act of 1934
                      (Amendment No. 0)*


                    Standard Management Corp.
__________________________________________________________________

                        (Name of Issuer)


                      Common Stock, No Par
__________________________________________________________________

                 (Title of Class of Securities)

                           853612109
__________________________________________________________________

                         (CUSIP Number)

                       December 31, 2005
__________________________________________________________________

      (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  853612109

1. NAME OF REPORTING PERSON
 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

 Insight 2811, Inc.
__________________________________________________________________

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [  ]
                                                       (b) [  ]
_________________________________________________________________

3. SEC USE ONLY
__________________________________________________________________

4. CITIZENSHIP OR PLACE OF ORGANIZATION

 Insight 2811, Inc.
 2301 W. Big Beaver Rd.
 Suite 620
 Troy, MI 48084


NUMBER OF         5. SOLE VOTING POWER

SHARES                 571,382
                  ------------------------------------------------
BENEFICIALLY      6. SHARED VOTING POWER

OWNED BY               0
                  ------------------------------------------------
EACH              7. SOLE DISPOSITIVE POWER

REPORTING              571,382
                  ------------------------------------------------
PERSON WITH       8 SHARED DISPOSITIVE POWER

                       0
__________________________________________________________________

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 571,382
__________________________________________________________________

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   CERTAIN SHARES*[ ]
__________________________________________________________________

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

 6.22%
__________________________________________________________________

12. TYPE OF REPORTING PERSON

 IA

Item 1(a)    Name of Issuer:

             Standard Management Corp.


Item 1(b)    Address of Issuer's Principal Executive Offices:

             10689 North Pennsylvania St.
             Indianapolis, IN 46280


Item 2(a)    Names of Persons Filing:

             Insight 2811, Inc.


Item 2(b)    Address of Principal Business Office:

             2301 W. Big Beaver Rd.
             Suite 620
             Troy, MI 48084

Item 2(c)    Citizenship:

             State of Michigan

Item 2(d)    Title of Class of Securities:

             Common Stock

Item 2(e)    CUSIP Number:

             853612109

Item 3  If This Statement is Filed Pursuant to Rule 13d-1(b), or
        13d-2(b) or (c), Check Whether the Person Filing is a:


        (a)   [ ]  Broker or dealer registered under Section 15 of
                     the Exchange Act.

        (b)   [ ]  Bank as defined in Section 3(a)(6) of the
                     Exchange Act.

        (c)   [ ]  Insurance company as defined in Section 3(a)(19)
                     of the Exchange Act.

        (d)   [ ]  Investment company registered under Section 8 of
                     the Investment Company Act.

        (e)   [X]  An investment adviser in accordance with Rule
                     13d-1(b)(1)(ii)(E);

        (f)   [ ]  An employee benefit plan or endowment fund in
                     accordance with Rule 13d-1(b)(1)(ii)(F);

        (g)   [ ]  A parent holding company or control person in
                     accordance with Rule 13d-1(b)(1)(ii)(G);

        (h)   [ ]  A savings association as defined in Section
                     3(b) of the Federal Deposit Insurance Act;

        (i)   [ ]  A church plan that is excluded from the
                     definition of an investment company under
                     Section 3(c)(14) of the Investment Company Act;

        (j)   [ ]  Group,in accordance with Rule 13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to rule 13d-1(c), check this box [ ]

Item 4. Ownership.

        (a) Amount Beneficially Owned:

            571,382

        (b) Percent of Class:

            6.22%

        (c) Number of Shares as to Which such Person has:

                (i)   Sole power to vote or direct the vote
                      571,382

                (ii) Shared power to vote or to direct the vote n/a

                (iii) Sole power to dispose or to direct the disposition of
                      571,382

                (iv) Shared power to dispose or to direct the disposition of n/a


Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     n/a

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent Holding Company.

     n/a

Item 8. Identification and Classification of Members of a Group.

     n/a

Item 9. Notice of Dissolution of Group.

     n/a

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   January 23, 2006
                                                 --------------------
                                                         (Date)

                                                  /s/ Arthur E. Zaske
                                                 --------------------
                                                      (Signature)


                                                    Arthur E. Zaske
                                                        President
                                               Arthur Zaske & Associates
                                               -------------------------
                                                     (Name/Title)